Exhibit 10.5(b)

                                Amendment to the
            Comcast Corporation 1986 Nonqualified Stock Option Plan

                            Dated September 16, 1994

         The Compensation Committee of the Board of Directors of Comcast Corporation amended the Comcast Corporation 1986 Nonqualified Stock Option Plan (the "1986 Plan"), effective September 16, 1994, as follows:

         A new Section 10 is added to the 1986 Plan to read, in its entirety, as follows:

                  "10.  Withholding of Taxes.

                           "(a) Whenever the Company  proposes or is required to
                  deliver or transfer Option Shares in connection with the exercise of an Option, the Company shall have the right to (i) require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or
                  (ii) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery or transfer of Option Shares shall be conditioned on the recipient's compliance, to the Company's satisfaction, with any withholding requirement.

                           "(b) Except as otherwise  provided in this  Paragraph
                  10(b), any tax liabilities incurred in connection with the exercise of an Option for Class A Common Stock under the Plan shall be satisfied by the Company's withholding a portion of the Option Shares underlying the Option exercised having a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any participant. Notwithstanding the foregoing, the Committee may permit an Optionee to elect one or both of the following: (i) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law; provided that the Optionee certifies in writing to the Company at the time of such election that the Optionee has held for at least six months a number of shares of the same class as that of the Option Shares that is at least equal to that number of Option Shares to be withheld by the Company for the then current exercise and that number of Option Shares which were withheld by the Company in connection with all other

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                  exercises  of  Options  during  the  six  month  period  prior to such election, in each case on account of withheld taxes in excess of such minimum amount, and (ii) to pay to the Company in cash all or a portion of the taxes to be withheld upon the exercise of an Option. In all cases, the Option Shares so withheld by the Company shall have a fair market value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the Optionee. The fair market value of such shares shall be determined based on the last reported sale price of a share of Class A Common Stock on the principal exchange on which the Class A Common Stock is listed or, if not so listed, on the Nasdaq Stock Market on the last trading day prior to the date on which the Option is exercised. Any election pursuant to this Paragraph 10(b) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. In addition, with respect to persons subject to reporting requirements under
                  Section 16(a) of the 1934 Act, such election must be made at least six months prior to the date the amount of tax to be withheld or paid is determined (which election will remain in effect with regard to the exercise of an Option and all future exercises of Options unless revoked upon six months prior notice). An election pursuant to this paragraph may be made only by an Optionee or, in the event of the Optionee's death, by the Optionee's legal representative. No shares withheld pursuant to this Paragraph 10(b) shall be available for subsequent grants under the Plan. The Committee may add such
                  other   requirements  and  limitations   regarding   elections
                  pursuant to this Paragraph 10(b) as it deems appropriate."